REVOLVING PROMISSORY NOTE - 1
                            REVOLVING PROMISSORY NOTE


Borrower:     Tangible Acquisition II Corporation,
              a Nevada corporation     July 6, 2001


Principal Amount:  $3,000,000.00

     For value received, the undersigned Tangible Acquisition II Corporation ("Borrower") promises to pay to Superior Galleries, Inc. ("Lender"), or to its order, the total principal amount outstanding on this Note ("Note"), together with interest as stated below, in lawful money of the United States of America.

INTEREST:
     Interest on the outstanding unpaid balance before any event of default shall be Lender's Base Rate, as more fully described below:
     Lender's Base Rate of interest is four percent (4%) per annum above the Prime Lending Rate, as published in the Wall Street Journal. Lender's Base Rate of interest applicable to this Note shall be fully floating; and it shall change immediately with any change in the Prime Lending Rate as published in the Wall Street Journal.
In the event of default, the outstanding principal balance of this Note shall accrue interest at the rate of eighteen percent (18%) per annum from the date of default until paid.
The actual amount of interest to be charged under this Note shall be calculated daily on the outstanding balance on a 365-day base year. Should the rate of interest as calculated exceed that allowed by law, the applicable rate of interest will be the maximum rate of interest lawfully allowed.
The principal amount outstanding on which the interest rate shall be charged shall be determined from the Lender's records, which shall at all times be conclusive. Lender shall provide Borrower, on a monthly basis, a report detailing borrowings, applicable interest rate, accrued interest, payments allocation of payments to interest and principal, and outstanding principal balance for the record covered by the report.

PAYMENT SCHEDULE:
     Borrower shall make all payments required pursuant to the Consignment Advance Loan and Security Agreement of even date herewith.
     Borrower shall make monthly payments of all interest owed by Borrower to Lender on the principal amount owed pursuant to this Note and the Consignment Advance Loan and Security Agreement on a monthly basis, which interest payments shall be paid no later than the final calendar day of each month.
The principal amount of this Note then outstanding and all accrued and unpaid interest shall be due and payable in full on July 10, 2002.
Payments shall be applied first to accrued interest with the remainder (if any) applied to the principal.

REVOLVING NOTE:
     This Note is a revolving promissory note and evidences a revolving line of credit not to exceed the maximum principal amount stated above at any one time. The amount outstanding on this Note at any specific time shall be the total amount advanced by Lender less the amount of principal payments made from time to time, plus any interest due and payable.

ADVANCES:
     Borrower agrees that any and all advances made hereunder shall be for Borrower's benefit whether or not said advances are deposited to Borrower's account. Advances shall be made in accordance with the procedures and terms and conditions set forth with the Consignment Advance Loan and Security Agreement.

SECURITY:
     This Note is secured by Collateral described in that certain Consignment Advance Loan and Security Agreement between Borrower and Lender dated July 6, 2001.

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DEFAULT:
     If Borrower fails to make any payment on this Note when due or otherwise fails to meet or perform any other obligation under any term or condition of this Note, or the Consignment Advance Loan and Security Agreement, or the Asset Purchase Agreement between Borrower and Lender dated July 6, 2001, or any other agreement between Borrower and Lender, Lender at its option may declare immediately due and payable all amounts then due on this Note and may exercise any and all rights and remedies available under any of the foregoing documents or applicable law. The Borrower shall pay all costs and expenses incurred by the Lender or by any other holder of this Note in connection with any failure to pay or other default of Borrower, including attorney's fees, collections costs, court costs, and costs on appeal, whether incurred before or after judgment.

GENERAL PROVISIONS:
     This Note shall be construed under the laws of the State of California.
     The makers, sureties, guarantors and endorser of this Note jointly and severally waive presentment for payment, protest, notice of protest, and notice of non-payment of this Note, and consent that this Note or any payment due under this Note may be extended or renewed without prior demand or notice, and further consent to the release of any collateral or part thereof, with or without substitution.
Borrower:

Tangible Acquisition II Corporation,
a Nevada corporation,


By Michael R. Haynes
Its President